Exhibit 99.1

Contact:	Karla Harvill
770-393-5091

ANDERSEN ELECTED VICE PRESIDENT SALES AND MARKETING

FOR GOLD KIST INC.

ATLANTA (May 4, 2005) – The Gold Kist Board of Directors today elected William T. “Bill” Andersen to the position of vice president sales and marketing. He will be responsible for all aspects of Gold Kist sales, marketing and new product development.

“Bill’s passion for the business, along with his expertise in the use of technology to develop solutions for our customers, make him a great addition to our management team,” said John Bekkers, president and chief executive officer.

For the past 10 months, Andersen has served as senior director of sales and marketing. In 2001, he joined Gold Kist as director of further processing with responsibility for operations and sales of further processed products, which include partially and fully-cooked nuggets and patties, seasoned products and individually frozen products for retail and foodservice customers. In addition, Andersen has championed the company’s Endeavor for Excellence continuous process improvement program, which uses technology and statistical process controls to improve productivity and better serve customers.

Andersen came to Gold Kist with more than 10 years of experience in poultry processing and food product manufacturing and sales. He also served as a captain in the United States Air Force for six years. A native of Chicago, Andersen has a bachelor’s degree in engineering from the United States Air Force Academy and a master’s degree in management from Central Michigan University. Andersen succeeds Jerry L. Stewart, who retired after more than 41 years with the company and 23 years as vice president.

Gold Kist is the third largest integrated chicken company in the United States, accounting for more than 9 percent of chicken produced in the United States in 2004. Gold Kist operates a fully-integrated chicken production, processing and marketing business. Gold Kist’s production operations include nine divisions located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit the company’s web site at www.goldkist.com.

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